Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Amended and Restated VimpelCom 2000 Stock Option Plan of our reports dated March 5, 2008, with respect to the consolidated financial statements of Open Joint Stock Company Vimpel-Communications (“VimpelCom”), and the effectiveness of internal control over financial reporting of VimpelCom, included in its Annual Report (Form 20-F) for the year ended December 31, 2007 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLC

Moscow, Russia

August 18, 2008